EXHIBIT 10.3

EMPLOYMENT AGREEMENT

between

HORIZON OFFSHORE, INC.

and

WILLIAM B. GIBBENS, III

Dated as of July 6, 2005

EMPLOYMENT AGREEMENT

     This Employment Agreement (this “Agreement”) is entered into and effective as of July 6, 2005 between Horizon Offshore, Inc., a Delaware corporation (the “Company”), and William B. Gibbens, III (“Executive”).

W I T N E S S E T H:

     WHEREAS, the Company and Executive are parties to that certain Amended and Restated Employment and Non-Competition Agreement, dated as of July 1, 2003 (the “Prior Agreement”);

     WHEREAS, the Company and Executive desire to terminate the Prior Agreement and supersede and replace the Prior Agreement with this Agreement; and

     WHEREAS, the Company desires to continue to employ Executive, and Executive desires to continue to serve the Company, on the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the parties hereby agree as follows:

     1. Employment. The Company agrees to continue to employ Executive, and Executive agrees to be employed by the Company, during the Employment Period (as defined in Section 4(a)), on the terms and subject to the conditions set forth in this Agreement. Executive and the Company hereby agree that, effective as of the date of this Agreement, the Prior Agreement is hereby terminated and shall be of no further force or effect.

     2. Position and Duties.

(a) Executive agrees to serve as Executive Vice President and General Counsel of the Company or in such other capacity, position or duties of greater or equal authority to which Executive may be assigned by the Company’s Board of Directors (the “Board”). The Executive’s capacity, position or duties after a Change of Control (which for purposes of this Agreement shall have the meaning given to such term in Section 11.12(a) of the Company’s 2005 Stock Incentive Plan (the “Incentive Plan”)) shall not be considered of greater or equal authority with Executive’s capacity, position or duties prior to a Change of Control unless (i) after the Change of Control the Executive holds an equivalent position with, and exercises equivalent or greater authority and has equivalent or greater duties on behalf of, the Company or the Post-Transaction Corporation (as defined in the Incentive Plan) and (ii) after the Change of Control the Executive’s place of employment shall be inside the Houston metropolitan area. Executive agrees to perform diligently and to the best of Executive’s abilities the duties and services pertaining to such capacities or positions as reasonably determined by the Board, as well as such additional or different duties and services to which Executive may from time to time be reasonably directed to perform by the Board. Executive’s position, job descriptions, duties and/or responsibilities may be modified from time to time in the sole discretion of the Board; provided, however, that Executive may not be assigned to any capacity or position of lesser authority than that of an executive officer of the Company. Executive agrees to devote his full business time and attention to the business and affairs of the Company and shall use his best efforts in faithfully performing his duties and responsibilities under this Agreement.

          (b) Executive may not engage, directly or indirectly, in any other business, investment or activity that interferes with Executive’s performance of his duties hereunder, is contrary to the interest of the Company or any of its subsidiaries (each, a “Horizon Company”, or collectively, the “Horizon Companies”) or requires any significant portion of Executive’s business time. Notwithstanding the foregoing, the parties recognize and agree that Executive may engage in passive personal investments and other business activities which do not interfere with the business and affairs of the Company or interfere with Executive’s performance of his duties hereunder.

          (c) Executive agrees to perform his duties and responsibilities under this Agreement in accordance with the Company’s general policies and directives as they may exist at any given time, including, without limitation, the Company’s Code of Ethics and Business Conduct.

     3. Compensation and Related Matters.

          (a) During the Employment Period, the Company shall pay to Executive a minimum annual base salary of $256,000 (such annual base salary, as it may be increased from time to time as provided herein, the “Annual Base Salary”), which shall be paid in equal installments in accordance with the Company’s regular payroll practices for its similarly situated employees. During the Employment Period, the Annual Base Salary shall be reviewed at least annually; provided, however, that a salary increase shall not necessarily be awarded as a result of any such review. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation of the Company to Executive hereunder. The Annual Base Salary shall not be reduced and may not be reduced after any increase.

          (b) In consideration of Executive’s execution and delivery of this Agreement, the Company shall pay to Executive a bonus in the amount of $220,000 in cash. Fifty percent (50%) of such bonus shall be payable by the Company in one lump sum promptly following the execution and delivery of this Agreement by the Company and Executive and the remaining fifty percent (50%) shall be paid on December 31, 2005. In addition, subject to the approval of the Incentive Plan by the Company’s stockholders at the Company’s 2005 annual meeting, the Company shall grant to Executive 6,266,442 shares of restricted common stock pursuant to the Incentive Plan within five business days of the date of the Incentive Plan is approved by Company’s stockholders (the “Restricted Shares”). Twenty-five percent (25%) of the Restricted Shares shall vest on September 30, 2005 and an additional twenty-five percent (25%) shall vest on each of the first, second and third anniversaries of the date of this Agreement. Executive shall have the right to satisfy his withholding tax obligation with respect to the issuance and vesting of the Restricted Shares, in whole or in part, by electing to have the Company withhold Restricted Shares that Executive otherwise would be entitled to receive hereunder in accordance with, and subject to the conditions set forth in, Section 11.7 of the Incentive Plan. The Restricted Shares shall be 100% vested upon a Change of Control. Except as provided in this Section 3(b), the Restricted Shares granted to Executive pursuant to this Agreement shall be subject to all of the restrictions applicable to shares of the Company’s restricted stock granted under the Incentive Plan and such further restrictions as may be determined by the Compensation Committee of the Board (the “Compensation Committee”) pursuant to the Incentive Plan. Prior to the grant of any Restricted Shares to Executive hereunder, Executive agrees to execute and deliver to the Company a restricted stock agreement in form and substance reasonably satisfactory to the Compensation Committee.

          (c) In the event that the Incentive Plan is not approved by the Company’s stockholders at the Company’s 2005 annual meeting or any adjournment thereof, then the Company shall not be obligated hereunder to issue any of the Restricted Shares to Executive and, in lieu thereof, the Company shall pay to Executive an additional cash bonus of $880,000 (“Additional Cash Bonus”), which shall vest and be payable in four equal installments, the first of which shall be payable within five business days after the Company’s 2005 annual meeting and thereafter on each of the first, second and third anniversaries of the date of this Agreement. Notwithstanding the foregoing, in the event that the Incentive Plan is not approved by the Company’s stockholders at the Company’s 2005 annual meeting or any adjournment thereof, if Executive’s employment hereunder is terminated by the Company for any reason other than death, Disability (as defined below) or Cause (as defined below) or by Executive pursuant to Section 4(c)(vi), the Company shall be obligated to pay to Executive the total amount of the unpaid Additional Cash Bonus in a lump sum.

          (d) Executive shall be eligible to earn an annual incentive bonus under the Company’s management incentive plan for each fiscal year ending during the Employment Period based on Executive’s achievement of performance objectives during each such fiscal year as approved by the Compensation Committee. Any such annual incentive bonus shall not exceed 100% of the Annual Base Salary in effect at the end of the fiscal year with respect to which such bonus is paid and shall be based upon pre-established goals as determined by the Compensation Committee and set out in writing. Each such annual incentive bonus shall be paid on April 15 of the year following the year with respect to which such bonus is paid.

          (e) During the Employment Period, Executive shall participate in any long-term incentive plan that may be maintained or adopted by the Company, as approved by the Board or the Compensation Committee. It is specifically understood and agreed that all determinations related to Executive’s participation, including, without limitation, those relating to performance goals applicable to Executive and Executive’s level of participation and payout opportunities shall be made in the sole discretion of the Compensation Committee.

          (f) During the Employment Period, Executive shall be entitled to receive prompt reimbursement for all reasonable and necessary expenses incurred by Executive in performing services hereunder, including all expenses of travel and living expenses while away from home on business or at the request of and in the service of the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

          (g) During the Employment Period, Executive shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement made available by the Company to its similarly situated employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Notwithstanding anything to the contrary in this Agreement, it is specifically understood and agreed that the Company shall not be obligated to institute, maintain, or refrain from changing, amending, or discontinuing any employee benefit, program or plan, so long as such actions are similarly applicable to covered employees generally. Except as provided herein in Sections 5(b) and (c), Executive’s participation in such plans shall terminate in accordance with the terms of the plans.

     4. Term and Termination.

          (a) Executive’s employment with the Company hereunder shall continue until December 31, 2008 (the “Term”); provided, however, that on December 31, 2008 and on each subsequent anniversary of December 31, 2008, the term of Executive’s employment under this Agreement shall be automatically extended for one additional year unless, within 90 days prior to December 31, 2008 or any subsequent anniversary thereof, either party hereto gives written notice to the other of that party’s election not to so extend the term hereof (the Term and any extension thereof pursuant to this Section 4(a) is hereinafter referred to as the “Employment Period”).

          (b) Following Executive’s ceasing, for whatever reason, to be an employee of the Company, each party shall have the right to enforce all its rights, and shall be bound by all obligations, that are continuing rights and obligations under the terms of this Agreement.

          (c) Executive’s employment with the Company and the Employment Period hereunder: (i) shall terminate automatically upon on the death of Executive; (ii) may be terminated by the Company in the event of Executive’s Disability (as defined below) with at least 60 days advance notice thereof to Executive; (iii) may be terminated by the Company for Cause (as defined below); (iv) may be terminated by the Company for any reason upon 30 advance notice thereof to Executive, provided that the Company shall thereafter comply with Sections 3 and 5; (v) may be terminated by either the Company or Executive in accordance with Section 4(a); and (vi) may be terminated by Executive within 60 days of either (A) a Change of Control and Executive not having an equivalent or greater capacity, position and duties with the either the Company or, if the Change of Control results from a reorganization, share exchange, merger or consolidation, the Post Transaction Corporation, as he had with the Company prior to the Change of Control, (B) a Change of Control and Executive’s place of employment being transferred outside the Houston Metropolitan area or (C) Executive being assigned to any capacity or position of lesser authority in violation of Section 2 hereof, provided, however, that, prior to Executive’s termination of his employment under this Section 4(c)(vi), Executive must give written notice to Company of any such assignment and such assignment must remain uncorrected for ten days following such written notice.

          (d) As used herein, “Disability” means, at any time during the Employment Period, if as a result of Executive’s incapacity due to physical or mental illness, either (i) Executive becomes eligible to receive benefits under the Company’s long-term disability plan as in effect on the date of such termination or (ii), if the Company has no long-term disability plan in effect on such date, Employee shall have been absent from his duties hereunder on a full-time basis for a period of 90 or more consecutive days, or 120 or more non-consecutive days, within any consecutive 365-day period.

          (e) As used herein, “Cause” means any of the following: (i) Executive’s gross negligence or willful misconduct in the performance of his duties pursuant to this Agreement; (ii) Executive’s conviction of or plea of guilty or nolo contendere to a misdemeanor involving fraud or moral turpitude or a felony (or a crime of similar import in a foreign jurisdiction); (iii) Executive’s breach of a material provision of the Company’s Code of Ethics and Business Conduct, as amended or supplemented from time to time; (iv) Executive willfully engaging in conduct that he knows or should know is materially injurious to the Company or any other Horizon Company; or (v) any material breach by Executive of any provision of this Agreement which remains uncured (if curable) for more than 30 days following notice to Executive of such breach. Determination as to whether or not “Cause” exists for termination of Executive’s employment shall be made by the Board.

     5. Compensation Upon Termination.

          (a) Except for payments required by Sections 3(b), (c) and (d) and as provided in this Section 5, if Executive’s employment hereunder is terminated, all future compensation and benefits to which Executive is otherwise entitled under this Agreement shall cease and terminate as of the date of such termination. Executive, or his estate in the event of a termination as a result of his death, shall be entitled to receive Executive’s Annual Base Salary through the date of such termination and any annual incentive bonus that has been earned but not paid as of the date of termination. Except as otherwise provided in Section 3 and this Section 5, Executive shall not be entitled to any other payments or other benefits from the Company except for those which may be payable pursuant to the terms of the Company’s employee benefit and incentive plans in which Executive participates or the applicable agreements underlying such plans.

          (b) If Executive’s employment under this Agreement is terminated either by Executive pursuant to Section 4(c)(vi)(A) or (B) or by the Company for any reason within 180 days after a Change of Control (other than pursuant to Section 4(c)(ii) or (iii)), then (i) the Company shall pay to Executive, in one lump-sum payment within 30 days after the date of such termination, an amount equal to two times the sum of Executive’s Annual Base Salary and the average of all annual incentive bonuses paid or payable annually to Executive for the preceding three fiscal years (ii) the Company shall provide to Executive for a period of two years following the date of such termination, life, health, accident and disability insurance with deductibles, coverage limits and other terms no less favorable to Executive than those provided to Executive on the date of such termination, and the Company shall have no further obligations to Executive under this Agreement except as expressly provided in Sections 3, 5(a) and 5(d).

          (c) If Executive’s employment under this Agreement is terminated either by the Executive pursuant to 4(c)(vi)(C) or by the Company for any reason other than pursuant to Section 4(c)(ii) or (iii) and such termination does not occur within 180 days after a Change of Control, then the Company shall (i) pay to Executive in a cash lump-sum payment within 30 days after the date of such termination, an amount equal to the Annual Base Salary that otherwise would have been payable to Executive had Executive remained employed by the Company through the end of the then current Employment Period and (ii) continue to provide Executive with life, health, accident and disability insurance with deductibles, coverage limits and other terms no less favorable to Executive than those provided to Executive on the date of such termination for the period remaining in the then current Employment Period. The Executive shall have no duty or obligation to mitigate the amounts or benefits required to be provided pursuant to this Section 5(c), nor shall any such amounts or benefits be reduced or offset by any other amounts to which Executive may become entitled; provided, that if the Executive becomes eligible to receive life, health, accident or disability insurance under another employer provided plan prior to the end of the then current Employment Period, the corresponding life, health, accident or disability benefits provided under Section 5(c)(ii) shall be terminated. As a condition to the Executive receiving the benefits provided under Section 5(c)(ii), the Executive agrees to permit verification of his employment records by an independent attorney, selected by the Company but reasonably acceptable to the Executive, who agrees to preserve the confidentiality of the information disclosed by the Executive except to the extent required to permit the Company to verify the life, health, accident or disability benefits received by Executive from other active employment. The Company shall have no further obligations to Executive under this Agreement except as provided in Section 5(a).

          (d) If as a result of the automatic vesting of any Restricted Shares because of a Change of Control and/or any other payments by the Company to Executive, including but not limited to payments under this Agreement, Executive is subjected to an excise tax pursuant to the “golden parachute” provisions of Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the Company shall promptly pay to Executive such amounts as are necessary to place Executive in the same after-tax position as Executive would have been had such golden parachute provisions not been applicable to him as a result of such automatic vesting and/or payments.

     6. Nondisclosure and Non-competition.

          (a) Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

               (i) “Confidential Information” means any information, knowledge or data of any nature and in any form (including information that is electronically transmitted or stored on any form of magnetic or electronic storage media) relating to the past, current or prospective business or operations of any of the

Horizon Companies, that at the time or times concerned is not generally known to persons engaged in businesses similar to those conducted or contemplated by any of the Horizon Companies (other than information known by such persons through a violation of an obligation of confidentiality to the Company), whether produced by the any of the Horizon Companies any of their respective consultants, agents or independent contractors or by Executive, and whether or not marked confidential, including, without limitation, information relating to any of the Horizon Companies’ services, projects or jobs, project or job locations, business plans, business acquisitions, processes, construction or other contracts, estimating or bidding information, estimating or bidding procedures, bidding strategies, research and development methods or techniques, training methods or other operational methods or techniques, quality assurance procedures or standards, operating procedures, files, plans, specifications, proposals, drawings, charts, graphs, support data, trade secrets, supplier lists, supplier information, purchasing methods or practices, consultants’ reports, marketing and engineering or other technical studies, maintenance records, employment or personnel data, marketing data, strategies or techniques, financial reports, budgets, projections, cost analyses, pricing information and analyses, employee lists, customer lists, customer source lists, proprietary computer software, and internal notes and memoranda relating to any of the foregoing.

               (ii) “Company’s Business” means the provision of marine construction or related services for customers in the offshore oil, gas or other energy-related industries, including, without limitation, installing pipelines, providing pipebury, hook-up and commissioning services, installing production platforms and other offshore structures or disassembling and/or salvaging production platforms and other offshore structures.

          (b) Nondisclosure of Confidential Information. Executive shall hold in a fiduciary capacity for the benefit of the Company all Confidential Information which shall have been obtained by Executive during Executive’s employment by the Company and shall use such Confidential Information solely within the scope of his employment with and for the exclusive benefit of the Company. At the end of the employment term, Executive agrees (i) not to communicate, divulge or make available to any person or entity (other than the Company) any such Confidential Information, except upon the prior written authorization of the Company or as may be required by law or legal process, and (ii) to deliver promptly to the Company any Confidential Information in his possession, including any duplicates thereof and any notes or other records Executive has prepared with respect thereto. In the event that the provisions of any applicable law or the order of any court would require Executive to disclose or otherwise make available any Confidential Information then Executive shall give the Company prompt prior written notice of such required disclosure and an opportunity to contest the requirement of such disclosure or apply for a protective order with respect to such Confidential Information by appropriate proceedings.

          (c) Limited Covenant Not to Compete. This Section 6(c) shall be binding upon Executive during his employment with the Company and for a period of one year thereafter; provided, however, that this Section 6(c) shall not be binding upon Executive if the Company terminates Executive’s employment hereunder other than pursuant to Section 4(c)(ii) or (iii):

               (i) Executive shall not, directly or indirectly, for himself or others, own, manage, operate, control, be employed by, engage or participate in, allow his skill, knowledge, experience or reputation to be used by, or otherwise be connected in any manner with the ownership, management, operation or control of, any company or other business enterprise engaged in any aspect of the Company’s Business, within the States of Alabama, Florida, Louisiana, Mississippi or Texas (including any adjacent offshore areas), and any other state or other jurisdiction (or any adjacent offshore areas), whether within or outside the United States (the “Territory”), in which the Company or any of its subsidiaries carries on a like line of business on the date of termination of Executive’s employment hereunder; provided, however, that nothing contained herein shall prohibit Executive from making passive investments in any publicly held company that do not exceed, in the aggregate, 1% of the outstanding equity interest of such company.

               (ii) Executive shall not call upon any customer or potential customer of any of the Horizon Companies within the Territory, for the purpose of soliciting, diverting or enticing away the business of such person or entity, or otherwise disrupting any previously established relationship existing between such person or entity and any of the Horizon Companies.

               (iii) Executive shall not solicit, induce, influence or attempt to influence any supplier, lessor, licensor, or any other person who has a business relationship with any of the Horizon Companies, or who on the date of termination of Executive’s employment hereunder is engaged in discussions or negotiations to enter into a business relationship with any of the Horizon Companies, to discontinue or reduce the extent of such relationship with any of the Horizon Companies.

          (d) This Section 6(d) shall be binding upon Executive during his employment with the Company and for a period of three years thereafter:

               (i) Executive shall not solicit any of the employees of the Horizon Companies with whom he had contact during the course of his employment with the Company for hire, whether as an employee or independent contractor, or otherwise disrupting such employee’s relationship with any of the Horizon Companies;

               (ii) Executive shall not hire without the consent of the Company any employee of any of the Horizon Companies as an employee or independent contractor, whether or not such engagement is solicited by Executive.

               (iii) Except as may be required by law or legal process, Executive shall not, whether in writing or orally, criticize or disparage any of the Horizon Companies or any of their respective former, current or future directors, officers, employees, agents or representatives; provided, however, that during the Employment Period, Executive may provide critical assessments of any of the Horizon Companies to the Company within the scope of Executive’s employment hereunder.

(e) Protection of Information.

               (i) The Company shall disclose to Executive, or place Executive in a position to have access to or develop, trade secrets or confidential information of the Company; and/or shall entrust Executive with business opportunities of the Company; and/or shall place Executive in a position to develop business good will on behalf of the Company.

               (ii) Executive agrees not to disclose or utilize, for Executive’s personal benefit or for the direct or indirect benefit of any other person or entity, or for any other reason, whether for consideration or otherwise, during the Employment Period or at any time thereafter, any information, ideas, concepts, improvements, discoveries or inventions, whether patentable or not, which are conceived, made, developed, or acquired by Executive, individually or in conjunction with others, during Executive’s employment by the Company (whether during business hours or otherwise and whether on the Company’s premises or otherwise) which relate to the business, products, or services of the Company (including, without limitation, all such business ideas, prospects, proposals or other opportunities which are developed by Executive during his employment hereunder, or originated by any third party and brought to the attention of Executive during his employment hereunder, together with information relating thereto (including, without limitation, data, memoranda, opinions or other written, electronic or charted means, or any other trade secrets or other confidential or proprietary information of or concerning the Company)) (collectively, “Business Information”). Moreover, all documents, drawings, notes, files, data, records, correspondence, manuals, models, specifications, computer programs, E-mail, voice mail, electronic databases, maps, and all other writings or materials of any type embodying any such Business Information are and shall be the sole and exclusive property of the Company. Upon termination of Executive’s employment by the Company, for any reason, Executive promptly shall deliver all Business Information, and all copies thereof, to the Company. As a result of knowledge of confidential Business Information of third parties, such as customers, suppliers, partners, joint ventures, and the like, of the Company, Executive also agrees to preserve and protect the confidentiality of such third party Business Information to the same extent, and on the same basis, as the Company’s Business Information.

               (iii) Executive agrees that, during his employment, any inventions (whether or not patentable), concepts, ideas, expressions, discoveries, or improvements, including, without limitation, products, processes, methods, publications, works of authorship, software programs, designs, trade secrets, technical specifications, algorithms, technical data, know-how, internal reports and memoranda, marketing plans and any other patent or proprietary rights conceived, devised, developed, or reduced to practice, in whole or in part, by Executive during his employment with the Company (the “Developments”) are the sole and exclusive property of the Company on a worldwide basis as works made for hire or otherwise, and further that any revenue or other consideration obtained from the sale, license or other transfer or conveyance of any such Development, or a product or service incorporating such Development, is solely for the benefit of and becomes the property of the Company. To the extent a Development may not be considered work made by Executive for hire for the Company, Executive agrees to assign, and automatically assigns at the time of creation of the Development, without any requirement of further consideration, any and all right, title and interest he may have in such Development. Executive shall preserve each such Development as confidential and proprietary information of the Company. Executive shall promptly disclose each such Development and shall, upon demand, at the Company’s expense, execute and deliver to the Company such documents, instruments, deeds, acts and things as the Company may request to evidence or maintain the Company’s ownership of the Development, in any and all countries of the world, or to effect enforcement thereof, and to assign all rights, if any, of Executive in and to each of such Developments. In addition, Executive agrees not to publish or seek to publish any information whatsoever concerning any Development without the prior written consent of the Company, which may be withheld in its sole and absolute discretion.

               (iv) Any inventions relating to the business of the Company conceived or reduced to practice after Executive leaves the employ of the Company shall be conclusively deemed to have been conceived and/or reduced to practice during the period of the employment if conceived and/or reduced to practice within six months from termination of employment, and shall be subject to the terms of this Section 6(e).

          (f) Injunctive Relief. Executive acknowledges that a breach by Executive of each of paragraph (b), (c), (d) and (e) of this Section 6 would cause immediate and irreparable harm to the Company for which an adequate monetary remedy does not exist; hence, Executive agrees that, in the event of a breach or threatened breach by Executive of the provisions of paragraph (b), (c), (d) or (e) of this Section 6 during or after the employment term, the Company shall be entitled to injunctive relief restraining Executive from violation of any such paragraph without the necessity of proof of actual damage or the posting of any bond, except as required by non-waivable, applicable law. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedy at law or in equity to which the Company may be entitled under applicable law in the event of a breach or threatened breach of this Agreement by Executive including, but not limited to, recovery of costs and expenses such as reasonable attorney’s fees incurred by reason of any such breach, actual damages sustained by the Company as a result of any such breach, and cancellation of any unpaid salary, bonus, commissions or reimbursements otherwise outstanding at the date of termination of Executive’s employment hereunder.

          (g) Executive’s Understanding of this Section. Executive hereby represents to the Company that he has read and understands, and agrees to be bound by, the terms of this Section 6. Executive acknowledges that the geographic scope and duration of the covenants contained in paragraph (c) of this Section 6 are the result of arm’s-length bargaining and are fair and reasonable in light of (i) the importance of the functions performed by Executive and the length of time it would take the Company to find and train a suitable replacement, (ii) the nature and wide geographic scope of the operations of the Company, (iii) Executive’s level of control over and contact with the Company’s business and operations in all jurisdictions where same are conducted and (iv) the fact that the Company’s Business is conducted throughout the geographic area where competition is restricted by this Agreement. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permitted under applicable law, whether now or hereafter in effect and therefore, to the extent permitted by applicable law, the parties hereto waive any provision of applicable law that would render any provision of this Section 6 invalid or unenforceable.

     7. Miscellaneous.

          (a) This Agreement shall be binding upon and inure to the benefit of the Company, its successors in interest, or any other person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business assets of the Company by any means, whether indirectly or directly, and whether by purchase, merger, consolidation, or otherwise. The term “Company” as used herein shall include the Company and its successors and assigns. Executive’s rights and obligations under this Agreement are personal and such rights, benefits, and obligations of Executive shall not be voluntarily or involuntary assigned, alienated, or transferred, whether by operation of law or otherwise, without the prior written consent of the Company, other than in the case of death or permanent disability of Executive.

          (b) This Agreement replaces and supersedes any previous agreements and discussions pertaining to the subject matter covered herein. This Agreement constitutes the entire agreement of the parties with regard to the terms of Executive’s employment, termination of employment and severance benefits, and contains all of the covenants, promises, representations, warranties, and agreements between the parties with respect to such matters. Each party to this Agreement acknowledges that no representation, inducement, promise, or agreement, oral or written, has been made by either party with respect to the foregoing matters which is not embodied herein, and that no agreement, statement, or promise relating to the employment of Executive by the Company that is not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing and signed by each party whose rights hereunder are affected thereby.

          (c) For the purpose of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepared, addressed as follows:

If to Executive:

William B. Gibbens, III
2106 Wild Dunes Circle
Katy, Texas 77042

If to the Company:

Horizon Offshore, Inc.
2500 City West Blvd.
Suite 2200
Houston, Texas 77042
Attn: President

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

          (d) No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

          (e) The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

          (f) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

          (g) This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.

          (h) This Agreement shall be construed and enforced in accordance with and governed by the internal laws of the State of Texas without regard to principles of conflict of laws.

          (i) Unless a shorter time is specified herein, all payments under this Agreement shall be made at least within 2.5 months of the occurrence of the event for which the payment is made (in no event will any payment be paid later than 2.5 months after the tax year in which the event for which the payment is required occurs).

          (j) This agreement is intended to be exempt from deferred compensation, as defined in Code Section 409A and current guidance thereunder. However, if it is determined that an exemption to Code Section 409A does not apply, any provision of this Agreement may, with the written consent of Executive, be terminated to make this Agreement exempt from 409A or the Agreement may be modified to comply with Code Section 409A.

[signatures appear on the following page]

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

HORIZON OFFSHORE, INC.

By:	/s/ WILLIAM B. GIBBENS, III

Name:

Its

William B. Gibbens, III

14